Exhibit 16.1

November 20, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 (which incorporates Item 2.01) of Form 8-K dated November 20, 2019, of Broadmark Realty Capital Inc. and are in agreement with the statements contained in the first paragraph under Changes in and Disagreements with Accountants on Accounting and Financial Disclosure on page twelve therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP